Exhibit 99.1

Delta Apparel Reports Record Second Quarter Fiscal 2022 Earnings and Revenue

Twenty-one Percent Sales Growth Drives Record Diluted EPS of $1.44

DULUTH, GA., May 3, 2022 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal 2022 second quarter ended April 2, 2022.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We delivered strong second quarter results that met the high end of our expectations and reached a  second quarter record for our company with sales surpassing $131 million. Our bottom line results were also impressive, with diluted EPS of $1.44 up over 130% from the prior year second quarter. In addition, our operating margin improved 380 basis points from the prior year. The continued strength in current year results reflects strong performance across both our Delta and Salt Life business segments. Significant growth in our Delta group segment was achieved through unit sales growth, increased value-added services, and our continued ability to update our pricing in the marketplace to offset higher input costs. Salt Life’s outstanding performance was fueled by a healthy combination of retail growth and strong wholesale channel demand.”

Humphreys continued, “Our five focused go-to-market strategies and vertical supply chain are enjoying strong demand across all the channels we serve. We continue to see the results of our investments, with increased manufacturing capacity throughout our production network resulting in higher unit growth in our Delta business segment. Within the Salt Life segment, we have increased the number of retail stores to 18 locations across 6 states, and we are on track to achieving our target of at least 20 retail stores opened by the end of fiscal 2022. Additionally, we have continued to see strong wholesale demand and consumer interest in our e-commerce channel.”

“I am continuously impressed by the resiliency of our organization and the strong financial performance we have seen as a company while faced with labor shortages, inflationary pressures, and supply chain disruption. We are meeting our internal goals and are positioned well financially to further invest in our growth while providing cash-flows for other strategic initiatives,” concluded Humphreys.

For the second quarter ended April 2, 2022:

Net sales were $131.7 million in the second quarter of fiscal 2022, representing an increase of 21% compared to the prior year second quarter net sales of $108.6 million. Net sales in the Delta Group segment grew 22% to $115.3 million compared to $94.2 million in the second fiscal quarter of the prior year. Salt Life segment net sales grew 14% from the second quarter of the prior year to $16.4 million.

On a consolidated basis, gross margins were 25.5%, improving 270 basis points from 22.8% in the prior year, which was ahead of expectations and largely driven by increased selling prices and production efficiencies.

Selling, general, and administrative expenses ("SG&A") were $19.7 million, or 15.0% of sales, compared to $17.1 million, or 15.7% of sales, in the prior year second quarter. The increase in SG&A expenses of $2.6 million compared to prior year second quarter was driven by higher variable selling costs. SG&A benefited from leveraging fixed costs against higher sales in the second quarter as compared to the second quarter in the prior fiscal year.

Operating income increased to $14.3 million, or 10.9% of sales, compared to the prior year second quarter profit of $7.6 million, or 7.0% of sales.

Net income was $10.1 million, or $1.44 per diluted share, representing an increase of over 130% compared to $4.4 million, or $0.62 per diluted share for the same period in the prior year driven by higher operating profits and a lower tax rate.

Net inventory as of March 2022 was $197.7 million, reflecting an increase of $14.6 million from December 2021 and $49.2 million from March 2021. The improved inventory levels reflect increased production during the past year as the Company reached record manufacturing output.

Total net debt, including capital lease financing and cash on hand, was $153.3 million at March 2022, depicting an increase of $13.8 million from December 2021. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $35.1 million at March 2022, representing a $2.2 million increase from December 2021.

The Company spent approximately $10.5 million on capital expenditures during the second quarter of fiscal 2022 compared to $1.5 million during the prior year second quarter due to continuing investment in digital print equipment and direct to consumer investment including Salt Life retail store openings.

Share repurchase program:

In the second quarter of fiscal 2022, under the previously announced share repurchase program, the Company repurchased 28,015 shares for $0.8 million, bringing the total amount repurchased to $55.5 million. At the end of the second quarter of fiscal 2022, the Company had $4.5 million of remaining repurchase capacity under its existing authorization.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 877-704-4453. If calling from outside the United States, please dial 201-389-0920. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 3, 2022. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 13728970

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235
investor.relations@deltaapparel.com

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 2022	March 2021	March 2022	March 2021

Net Sales	$131,698	$108,626	$242,444	$203,349
Cost of Goods Sold	98,176	83,816	185,919	158,250
Gross Profit	33,522	24,810	56,525	45,099

Selling, General and Administrative Expenses	19,714	17,061	37,197	33,091
Other (Income) Loss, Net	(533)	170	(929)	1,360
Operating Income	14,341	7,579	20,257	10,648

Interest Expense, Net	1,801	1,837	3,399	3,491

Earnings Before Provision For Income Taxes	12,540	5,742	16,858	7,157

Provision For Income Taxes	2,414	1,441	3,062	2,013

Consolidated Net Earnings	10,126	4,301	13,796	5,144

Net (Income) Loss Attributable to Non-Controlling Interest	11	97	(14)	137

Net Earnings Attributable to Shareholders	$10,137	$4,398	$13,782	$5,281

Weighted Average Shares Outstanding
Basic	6,953	6,975	6,976	6,947
Diluted	7,040	7,105	7,063	7,052

Net Earnings per Common Share
Basic	$1.46	$0.63	$1.98	$0.76
Diluted	$1.44	$0.62	$1.95	$0.75

	March 2022	September 2021	March 2021

Current Assets
Cash	$428	$9,376	$12,551
Receivables, Net	78,258	68,090	66,487
Inventories, Net	197,691	161,703	148,530
Prepaids and Other Assets	3,698	3,794	4,351
Total Current Assets	280,075	242,963	231,919

Noncurrent Assets
Property, Plant & Equipment, Net	73,208	67,564	66,207
Goodwill and Other Intangibles, Net	63,101	64,188	57,059
Deferred Income Taxes	1,069	1,854	3,226
Operating Lease Assets	45,785	45,279	49,570
Investment in Joint Venture	10,027	10,433	10,742
Other Noncurrent Assets	2,079	2,007	2,142
Total Noncurrent Assets	195,269	191,325	188,946

Total Assets	$475,344	$434,288	$420,865

Current Liabilities
Accounts Payable and Accrued Expenses	$90,661	$82,885	$63,352
Income Tax Payable	1,754	379	496
Current Portion of Finance Leases	7,447	6,621	7,256
Current Portion of Operating Leases	8,377	8,509	8,946
Current Portion of Long-Term Debt	7,277	7,067	7,536
Current Portion of Contingent Consideration	1,397	-	2,400
Total Current Liabilities	116,913	105,461	89,986

Noncurrent Liabilities
Long-Term Taxes Payable	2,841	3,220	3,220
Long-Term Finance Leases	16,592	15,669	18,552
Long-Term Operating Leases	39,427	38,546	42,377
Long-Term Debt	122,438	101,680	114,375
Long-Term Contingent Consideration	-	1,897	1,910
Other Noncurrent Liabilities	1,777	3,621	2,470
Total Noncurrent Liabilities	183,075	164,633	182,904

Common Stock	96	96	96
Additional Paid-In Capital	59,919	60,831	59,842
Equity Attributable to Non-Controlling Interest	(644)	(658)	(661)
Retained Earnings	160,642	146,860	131,845
Accumulated Other Comprehensive Loss	(193)	(786)	(998)
Treasury Stock	(44,464)	(42,149)	(42,149)
Total Equity	175,356	164,194	147,975

Total Liabilities and Equity	$475,344	$434,288	$420,865